SNET LOGO                                       NEWS RELEASE
____________________________________________________________________________
                                                227 Church Street
                                                New Haven, Connecticut 06510

Visit us at www.snet.com


                                                March 27, 1998


For further information contact:  Kevin Moore
                                  (203) 771-2136

                  Analysts Only:  Jim Magrone
                                  (203) 771-4662

              SNET SHAREHOLDERS APPROVE MERGER WITH SBC

    At a meeting held today in Stamford, Connecticut, SNET (NYSE: SNG)

shareholders voted to approve the Company's pending merger with SBC

Communications, Inc. (NYSE: SBC).  Seventy-eight (78) percent of SNET's outstanding common shares were voted in favor of the merger, which is significantly more than the two-thirds required under Connecticut law.

    Today's shareholder endorsement completes another important step in the approval process.  Last month, the merger cleared anti-trust review by the U.S. Department of Justice.  The Federal Communications Commission

and Connecticut's Department of Public Utility Control must also approve the merger and are expected to rule later this year.

    Commenting on the results of the shareholder ballot, SNET Chairman and

CEO, Daniel J. Miglio said, "Our shareholders have given us a very clear thumbs up on our merger plans.  They've demonstrated their confidence in our plan which will make SNET an even stronger company, positioned for long term success.  The strengths that SBC will bring to SNET will enhance our competitiveness in an environment where size and scale are increasingly

                              -more-

important.  This, in turn, will benefit consumers, our state and our employees as well as shareholders."

    SBC chairman and CEO, Edward E. Whitacre, Jr., added, "We're, of course, pleased by this endorsement.  Our combined strengths, our shared commitment to our customers, communities and employees and our determination to deliver high quality, one-stop telecommunications service will help ensure as many as possible participate in the benefits of competition in the years ahead."

    SNET and SBC announced a definitive agreement to merge on January 5,

1998.  The transaction is structured as a tax-free, stock for stock merger,

with an exchange ratio of 1.7568 shares of SBC common stock for each share of SNET common stock.



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